Exhibit 99.1

News
For Immediate Release

Memorial Resource Development Corp. Announces First Quarter 2016 Results and Updated 2016 Financial and Operational Guidance

HOUSTON, May 10, 2016 – Memorial Resource Development Corp. (Nasdaq: MRD) announced today its operating and financial results for the three months ended March 31, 2016. Highlights from the quarter include:

●	Increased average daily production 52% to 420 MMcfe/d for the first quarter 2016 compared to 277 MMcfe/d for the first quarter 2015

●	Increased Adjusted EBITDA(1) 23% to $106.4 million for the first quarter 2016 compared to $86.8 million for the first quarter 2015

●	Increased Adjusted Net Income(1) 22% to $21.5 million for the first quarter 2016 compared to $17.6 million for the first quarter 2015

●	Increased estimated full-year 2016 production guidance range to 400 - 425 MMcfe/d

●	Reduced full-year 2016 drilling & completion (“D&C”) capital budget guidance 21% to $275 million (using the mid-point of the range)

¡	Reduced current D&C costs to $8.7 million per well

●	Realized D&C operational efficiencies by reducing average drill time from spud to rig release by 28% year-to-date 2016 to 39 days compared to the 2015 average of 54 days

●	Reaffirmed MRD’s revolving credit facility borrowing base at $1.0 billion

●

Agreed to sell Memorial Production Partners GP LLC (“MEMP GP”), the general partner of Memorial Production Partners LP (Nasdaq: MEMP), and 50% of the incentive distribution rights (“IDRs”) of MEMP which will result in deconsolidation for financial reporting purposes

●	Standard & Poor’s increased MRD’s senior unsecured debt issue rating to ‘B’ (same level as the corporate credit rating) from ‘B-’ regarding MRD’s $600 million senior unsecured notes issue due 2022

“I’m extremely proud of the achievements our team has made as we’ve consistently delivered industry leading returns quarter-after-quarter even during this challenging environment. We have continued to reduce MRD’s drilling and completion costs, post double digit year-over-year growth rates and improve liquidity, all while remaining within cash flow. This focus on optimizing cost structure, coupled with top tier well productivity, generates single well returns in excess of 100% at strip pricing,” said Jay C. Graham,

Chief Executive Officer of MRD. “Additionally, the announced divestiture of the general partner of MEMP not only allows us to solely focus on our commanding position in North Louisiana but also reduce full-year general and administrative expense.”

First Quarter 2016 Results

Unless otherwise indicated, the operating and financial results discussed in this press release only include the MRD Segment, which includes all of MRD’s operations except for Memorial Production Partners LP and its subsidiaries (“MEMP”)(2).

Net production increased 52% year-over-year to 420 MMcfe/d for the first quarter 2016 compared to 277 MMcfe/d for the first quarter 2015. First quarter 2016 net production consisted of 306 MMcf/d of natural gas (73%), 15 MBbls/d of natural gas liquids (“NGLs”) (21%) and 4 MBbls/d of crude oil (6%).

Total revenues for the first quarter 2016 were $81.1 million compared to $87.0 million for the first quarter 2015. Total revenues were lower primarily due to lower commodity prices, which were partially offset by increased production. Production increased 13.3 Bcfe (approximately 52%) primarily due to drilling activities in North Louisiana. The average realized sales price decreased $1.37 per Mcfe (approximately 39%) due to lower commodity prices. The volume and pricing variances resulted in an approximate $46.4 million increase and offset an approximate $52.3 million decrease in revenues, respectively. Total revenues do not include the impact of realized hedges.

Average realized prices for the quarter ending March 31, 2016 and 2015, before the effect of commodity derivatives, are presented below:

	Q1’16	Q1’15	Percent
			Change
Natural gas (per Mcf)	$1.97	$3.08	(36)%
NGL (per Bbl)	$11.30	$22.77	(50)%
Oil (per Bbl)	$30.10	$47.33	(36)%

Total (per Mcfe)	$2.12	$3.49	(39)%

Average realized prices for the quarter ending March 31, 2016 and 2015, after the effect of commodity derivatives, are presented below:

	Q1’16	Q1’15	Percent
			Change
Natural gas (per Mcf)	$3.27	$3.88	(16)%
NGL (per Bbl)	$30.39	$38.36	(21)%
Oil (per Bbl)	$76.35	$78.03	(2)%

Total (per Mcfe)	$4.19	$4.81	(13)%

Lease operating expense (“LOE”) for the first quarter 2016 was $6.7 million, or $0.18 per Mcfe, compared to $5.2 million, or $0.21 per Mcfe, for the first quarter 2015. The decrease in LOE on a per unit basis is largely attributable to efficiencies associated with MRD’s salt water disposal (“SWD”) system in Terryville Field. SWD injection capacity has increased approximately 77% since January 2015 and includes the new Winkler SWD well placed in-service in March 2016. Additional expansion of the SWD injection system in Terryville Field is planned during the second half of 2016.

Gathering, processing and transportation (“GP&T”) expense for the first quarter 2016 was $36.1 million, or $0.95 per Mcfe, versus $14.8 million, or $0.59 per Mcfe, in the first quarter 2015. This compares to $33.2 million, or $0.85 per Mcfe, in the fourth quarter 2015. The per unit increase was largely due to capital reimbursement payments and other fees associated with securing long-term access to high-efficiency cryogenic facilities. The first quarter 2016 represents the initial quarter of fully operational cryogenic processing plants. The move to processing a higher proportion of MRD’s volumes at cryogenic processing plants drove the sharp increase in NGL yield from 12% of total production in first quarter 2015 to 21% in first quarter 2016. MRD has the option to adjust ethane recovery to continuously optimize its barrel composition maximizing the value of its NGL stream. This flexibility, along with MRD’s 100% of proceeds processing contracts, will allow MRD to quickly capitalize on improvements in the NGL market.

Taxes other than income were $2.9 million for the first quarter 2016, or $0.07 per Mcfe, compared to $2.8 million, or $0.11 per Mcfe, for the first quarter 2015. First quarter 2016 taxes other than income decreased on a per unit basis compared to first quarter 2015 due to a higher percentage of production receiving tax exemptions related to horizontal drilling.

General and administrative (“G&A”) expense for the first quarter 2016 was $11.1 million, or $0.29 per Mcfe, compared to $13.0 million, or $0.52 per Mcfe, for the first quarter 2015. During the first quarter 2016, cash G&A was $8.0 million, or $0.21 per Mcfe, and non-cash, stock-based compensation and transaction related costs were $3.1 million, or $0.08 per Mcfe. Assuming completion of the previously announced sale of the MEMP GP, MRD expects 2016 full-year cash G&A expense to decrease to approximately $0.18 - $0.22 per Mcfe.

Net interest expense during the first quarter 2016 was $11.4 million, including amortization of deferred financing fees of approximately $0.8 million. This compares to net interest expense during the first quarter 2015 of $9.8 million, including amortization of deferred financing fees of approximately $0.7 million.

MRD reported Adjusted Net Income(1) for the first quarter 2016 of $21.5 million compared to $17.6 million for the first quarter 2015.

D&C capital expenditures, including facilities and capital workovers, were approximately $156 million in the first quarter 2016, which represents approximately 57% of MRD’s updated full-year 2016 D&C expenditures. Additionally, capex operations completed as of May 9, 2016 account for approximately 82% and 61% of the total drilling and completions activity planned for 2016, respectively. MRD accomplished these impressive results through operational enhancements, which are further outlined in the Operational Update.

Operational Update

During the first quarter 2016, MRD brought online a total of 20 gross horizontal wells, consisting of 13 Upper Red, 5 Lower Red, 1 Upper Deep Pink and 1 Lower Deep Pink wells. Six of these wells (3 Upper Red, 1 Lower Red, 1 Upper Deep Pink and 1 Lower Deep Pink wells) were brought online in late March. Due to the late quarter timing of first sales from these six completions, these wells, while in-line with management expectations, did not contribute significantly to first quarter 2016 production, and four wells have not yet reached their IP-30 rates. The delayed IP-30 rates are primarily due to new completion procedures that have recently been implemented by MRD and are further outlined later in the Operational Update. The remaining 12 Upper Red and 4 Lower Red wells brought online during the first quarter had an average IP-30 rate of approximately 20.5 MMcfe/d. MRD currently has a total of 105 horizontal wells producing from its four primary zones in Terryville Field.

Five of the first quarter 2016 completions were accelerated into the first quarter ahead of the original schedule. As a result, MRD experienced unscheduled shut-in production volumes in the first quarter due to the offset well shut-ins necessary to accommodate these completions. MRD also experienced unscheduled production downtime during the first quarter 2016 due to the record flooding in North Louisiana in mid-March. During this time, MRD shut-in production and ceased completion operations in certain portions of the field for a period of approximately one week. As of March 31, 2016, MRD’s operations in Terryville Field were fully operational, and MRD experienced no significant damage to its equipment or wells in the area. Volumes associated with the downtime due to weather were approximately 674 MMcfe of total net production, or 7.4 MMcfe/d during the first quarter 2016.

MRD continues to see cost improvements in both its drilling and completion operations, primarily due to engineered efficiencies. Year-to-date, the average drill time from spud to rig release has decreased to 39 days, which represents a 28% improvement over the 2015 average of 54 days. In addition, MRD is realizing progressive cost improvements due to efficiency gains which result from higher quality rig crews, improved penetration rates, fewer tool failures and general engineering improvements.

Regarding completion efficiencies, year-to-date MRD has averaged approximately 7.6 frac stages per day, which represents a 31% improvement versus its 2015 average of 5.8 frac stages per day. In addition, MRD is turning wells to first sales more timely and at lower cost due to logistical improvements and new technical advancements, such as dissolvable plugs. The dissolvable plug systems require reduced initial flow-back rates that in effect restrict and delay IP-30 calculations yet minimize the need for drill-out operations, which reduces completion costs and mechanical risk. Thus far, this new technology is proving to deliver improved present value to well economics.

Due to these progressive performance improvements and newly implemented technologies, MRD has been able to reduce current D&C costs to $8.7 million per well, including facility costs. This represents a 26% reduction from management’s original estimate of $11.8 million per well. Looking forward, with pending contract term roll-offs of MRD’s current rig day rates and other negotiated service contractor rate commitments, MRD expects to achieve D&C costs of approximately $8.4 million per well by year-end.

Based on the 2016 performance and efficiencies gained to-date, MRD estimates D&C capital expenditures of approximately $275 million (using the mid-point of the updated range) in 2016 for the same level of activity in its previously issued 2016 D&C guidance. This represents approximately $75 million in capital expenditure savings based on the mid-point of MRD’s previously issued 2016 D&C guidance range of $325 – $375 million. MRD is evaluating several alternatives for these significant savings in 2016, which include (1) increasing its average 2016 rig count above its previously stated average of 4 rigs, (2) accelerating the completion of its DUC inventory, (3) paying down debt, or (4) adding additional expansion wells.

MRD expects 2016 production to benefit from the acceleration of its 2016 D&C activity associated with these efficiencies. As a result, MRD increased its full-year 2016 production guidance range to 400 - 425 MMcfe/d from 390 - 420 MMcfe/d, previously issued.

MRD recently initiated operations on its first expansion acreage well in Jackson Parish, Louisiana and expects to spud an additional horizontal well and a vertical pilot hole within the expansion acreage area in the third quarter 2016, with results from these wells expected during the second half of 2016. The targeted Lower Cotton Valley formations contain over-pressured, multi-stacked pays exhibiting comparable characteristics found in Terryville Field, including depositional environment, pressure gradients, reservoir quality, sediment source and lithology. The target reservoirs contain both over-pressured Upper Red and Lower Red pay intervals with anticipated sand thicknesses that are two or more times greater than in Terryville Field.

Financial Update

Total debt outstanding as of March 31, 2016 was approximately $1.1 billion, including $524.0 million of debt outstanding under MRD’s revolving credit facility and $600.0 million of senior notes due 2022. As of March 31, 2016, MRD’s liquidity of $477.2 million consisted of $1.2 million of cash and cash equivalents and $476.0 million of availability under its revolving credit facility. MRD’s net debt to annualized first quarter 2016 Adjusted EBITDA ratio was 2.6 times at quarter-end 2016. In April 2016, MRD’s bank group re-affirmed the borrowing base under MRD’s revolving credit facility at $1.0 billion following its fiscal year-end reserves review and regularly scheduled semi-annual redetermination. MRD is projected to exit 2016 with a net debt to annualized Adjusted EBITDA ratio of less than 2.5 times and total liquidity of over $500 million, based upon its current $1.0 billion borrowing base and updated full-year 2016 guidance utilizing strip pricing as of May 1, 2016. MRD expects the available borrowings under its revolving credit facility to provide sufficient liquidity to finance anticipated working capital and capital expenditure requirements.

As previously announced, MRD has entered into an agreement to sell MEMP GP, the general partner of MEMP, to MEMP which will result in deconsolidation for financial reporting purposes. MEMP GP holds the general partner interest and 50% of the IDRs of MEMP. MRD expects to close the transaction by the end of the second quarter 2016, subject to customary closing conditions. Following completion of the transaction, MRD will own no interest in MEMP. MRD believes the transaction better positions both companies as independent and separate entities in the current lower commodity price environment. MRD plans to report deconsolidated financial statements beginning with its Quarterly Report on Form 10-Q at the end of the second quarter 2016.

Regarding MRD’s $600 million senior unsecured notes issue due 2022, Standard & Poor’s Ratings Services (S&P) recently raised its notes issue rating on MRD’s senior unsecured debt to ‘B’ (same level as the corporate credit rating) from ‘B-’. S&P maintained a positive outlook on its ‘B’ corporate credit rating on MRD. Moody’s Investor Service recently confirmed MRD’s existing B2 corporate family rating and Caa1 senior unsecured notes issue rating with a stable outlook.

Updated Full-Year 2016 Guidance

In connection with the current operations forecast, MRD is updating its 2016 full-year financial and operational guidance. The following updated guidance included in this press release is subject to the cautionary statements and limitations described under the “Cautionary Statement Concerning Forward-Looking Statements” caption at the end of this press release. MRD’s updated 2016 guidance is based on its current expectations regarding capital expenditure levels and on NYMEX strip pricing as of May 1, 2016. It reflects the impact of accelerated activity and forecasted capital expenditure savings as well as the impact of the divestiture of the MEMP GP. A summary of the updated 2016 guidance is presented below:

	Updated			Previous
	2016 FY Guidance			2016 FY Guidance
	Low		High	Low		High
Net Average Daily Production (MMcfe/d)	400 - 425			390 - 420
Natural Gas (% of Production)	74% - 76%			74% - 76%
NGLs (% of Production)	18% - 22%			18% - 22%
Oil (% of Production)	4% - 6%			4% - 6%

Average Costs (per Mcfe)
Lease Operating	($0.15) - ($0.20)			($0.15) - ($0.25)
Gathering, Processing and Transportation and BTU Adjustment ($/Mcfe)	($0.75) - ($1.05)			($0.75) - ($1.05)
Taxes Other Than Income (1)	($0.10) - ($0.15)			($0.10) - ($0.15)
Cash General and Administrative	($0.18) - ($0.22)			($0.25) - ($0.30)

Commodity Price Realizations (Unhedged) (2)
Natural Gas Realized Price (% of NYMEX to Henry Hub) (3)	95% - 100%			95% - 100%
NGL Realized Price (% of WTI NYMEX)	30% - 40%			30% - 40%
Crude Oil Realized Price (% of WTI NYMEX)	95% - 100%			95% - 100%

Drilling Program
Wells Spud (Gross)	15	-	20	15	-	20
Wells Completed (Gross)	30	-	35	30	-	35
D&C Capital Expenditure ($MM)	$250	-	$300	$325	-	$375

Note: Updated Guidance as of May 10, 2016; Previous Guidance as of February 2, 2016

(1)	Amount varies based on abatement credits from newer horizontal wells

(2)	Based on strip pricing as of May 1, 2016

(3)	Does not include gathering, processing and transportation costs

Hedging Update

MRD utilizes its hedging program to mitigate financial risks and the effects of commodity price volatility. Total hedged production in the first quarter of 2016 was 34.7 Bcfe, or 91% of first quarter production of 38.2 Bcfe, which settled at an average hedge price of $4.98 per Mcfe. As of March 31, 2016, MRD has hedged approximately 100% of its expected remaining 2016 production (using MRD’s updated 2016 guidance range). As previously indicated, MRD expects to opportunistically hedge its expected 2018 production volumes going forward. As of March 31, 2016, the mark-to-market value of MRD’s hedge book was approximately $323 million.

For more detailed information about MRD’s hedging program as of May 10, 2016, please see the “Commodity Hedging Overview” presentation on MRD’s website, www.memorialrd.com, under the Investor Relations section.

(1) Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures. Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

(2) Because MRD controls MEMP through the ownership of its general partner (“MEMP GP”), MRD is required to consolidate MEMP for accounting and financial reporting purposes even though MEMP GP only owns a 0.1% general partner interest and 50% of the incentive distribution rights in MEMP. MRD’s consolidated financial statements include two reportable business segments: (i) the MRD Segment, which reflects all of our operations except for MEMP and its subsidiaries and (ii) the MEMP Segment, which reflects the operations of MEMP and its subsidiaries. Although consolidated for accounting and financial reporting purposes, MRD and MEMP each have independent and non-recourse capital structures. The MRD Segment accounts for its investment in MEMP under the equity method. Please refer to MRD’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 for additional information.

Quarterly Report on Form 10-Q

MRD’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which will be filed with the U.S. Securities and Exchange Commission (“SEC”) on May 10, 2016.

Conference Call and Webcast

MRD will host an investor conference call today at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss these operating and financial results. Interested parties may join the webcast by visiting MRD’s website www.memorialrd.com and clicking on the webcast link or by dialing (844) 735-9435, or (804) 681-3660 for international calls, at least 15 minutes before the call begins and providing the passcode 92617250. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MRD’s website www.memorialrd.com or by dialing (855) 859-2056 and providing the passcode 92617250.

About Memorial Resource Development Corp.

Memorial Resource Development Corp. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in North Louisiana. For more information, please visit our website at www.memorialrd.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “will,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond MRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that MRD expects or anticipates will or may occur in the future, including such things as MRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of MRD’s business and operations, plans, ability to complete its sale of MEMP GP, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although MRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

MRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond MRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; the ability of MRD and MEMP to satisfy the conditions precedent and consummate the proposed MEMP GP sale and the timing of the consummation of such sale; and the timing of development expenditures. Information concerning these and other factors can be found in MRD’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by MRD will be realized, or even if realized, that they will have the expected consequences to or effects on MRD, its business or operations. MRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MRD does.

Memorial Resource Development Corp.

Operating Data - MRD Segment

	For the Three Months
	Ended March 31,
	2016	2015
Production volumes:
Oil Sales (MBbls)	362	283
NGL Sales (MBbls)	1,362	503
Natural Gas Sales (MMcf)	27,850	20,194

Total (MMcfe)	38,194	24,910
Total (MMcfe/d)	419.7	276.8

Average unit costs per Mcfe:
Lease operating expense	$ 0.18	$ 0.21
Gathering, processing and transportation	$ 0.95	$ 0.59
Taxes other than income	$ 0.07	$ 0.11
General and administrative expenses	$ 0.29	$ 0.52
Cash settlements received / (paid) on commodity derivatives	$ 2.07	$ 1.31

Memorial Resource Development Corp.

Statements of Operations - MRD Segment

	For the Three Months
	Ended March 31,
(Amounts in $000s)	2016	2015

Revenues:
Oil & natural gas sales	$81,078	$87,023

Costs and Expenses:
Lease operating	6,714	5,222
Gathering, processing & transportation	21,941	14,763
Gathering, processing & transportation - affiliate	14,187	-
Exploration	2,446	726
Taxes other than income	2,864	2,775
Depreciation, depletion and amortization	59,799	40,532
General and administrative	11,133	12,976
Incentive unit compensation expense	(21,761)	10,224
Accretion of asset retirement obligations	140	123
Gain on commodity derivatives instruments	(36,442)	(108,190)
Loss on sale of properties	50	-

Total costs and expenses	61,071	(20,849)

Operating income	20,007	107,872

Other Income (Expense):
Interest expense, net	(11,357)	(9,756)
Equity income (loss)	(40)	(138)
Other income	4	(49)

Total other expense	(11,393)	(9,943)

Income before income taxes	8,614	97,929

Income tax expense	(2,937)	(47,558)

Net income attributable to MRD Segment	$5,677	$50,371

Memorial Resource Development Corp.

Calculation of Adjusted EBITDA - MRD Segment

We evaluate segment performance based on Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss), plus interest expense; debt extinguishment costs; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived properties; accretion of asset retirement obligations; losses on commodity derivative contracts and cash settlements received; cash settlements on other financial instruments; losses on sale of properties; stock-based compensation; incentive-based compensation expenses; exploration costs; provision for environmental remediation; equity loss from MEMP; cash distributions from MEMP; transaction related costs; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts and cash settlements paid; equity income from MEMP; gains on sale of assets and other non-routine items.

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months
	Ended March 31,
(Amounts in $000s)	2016	2015

MRD Segment net income (loss)	$5,677	$50,371

Add (Deduct):

Interest expense, net	11,357	9,756
Income tax expense	2,937	47,558
Depreciation, depletion and amortization	59,799	40,532
Accretion of asset retirement obligations	140	123
Gain on commodity derivatives instruments	(36,442)	(108,190)
Cash settlements received (paid) on expired commodity derivatives and other financial instruments	78,942	32,749
Transaction related costs	30	1,281
Stock-based compensation (LTIPs)	3,152	1,486
Incentive-based unit compensation expenses	(21,761)	10,224
Loss on sale of properties	50	-
Exploration costs	2,446	726
Equity (income) loss in MEMP	40	138
Cash distributions from MEMP	9	76

MRD Segment Adjusted EBITDA	$106,376	$86,830

Memorial Resource Development Corp.

Calculation of Adjusted Net Income - MRD Segment

MRD Segment Adjusted Net Income is a supplemental non-GAAP financial measure that is used by external users of MRD’s financial statements. We define MRD Segment Adjusted Net Income as net income excluding the impact of certain items including gains or losses on commodity derivative instruments not yet settled, cash settlements on other financial instruments, gains or losses on sales of properties, debt extinguishment costs, equity income in MEMP, stock-based compensation and incentive-unit compensation expense. We believe MRD Segment Adjusted Net Income is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP. The following table provides a reconciliation of net income (loss) as determined in accordance with GAAP to adjusted net income for the periods indicated:

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months
	Ended March 31,
(Amounts in $000s)	2016	2015

MRD Segment net income (loss)	$5,677	$50,371

Add (Deduct):
Gain on commodity derivatives instruments	(36,442)	(108,190)
Cash settlements received (paid) on expired commodity derivatives and other financial instruments	78,942	32,749
Loss on sale of properties	50	-
Stock-based compensation (LTIPs)	3,152	1,486
Incentive-based compensation expenses	(21,761)	10,224
Equity (income) loss in MEMP	40	138

MRD segment adjusted net income (loss) before tax effect	29,658	(13,222)
Tax effect related to adjustments	(8,130)	30,804

MRD Segment Adjusted Net Income	$21,528	$17,582

Memorial Resource Development Corp.

Commodity Hedge Positions - MRD Segment

At March 31, 2016, the MRD Segment had the following open commodity positions (excluding embedded derivatives):

	Remaining 2016	2017
Natural Gas Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (MMBtu)	2,753,333	1,770,000
Weighted-average fixed price	$4.08	$4.24

Collar contracts:
Average Monthly Volume (MMBtu)	1,066,667	1,050,000
Weighted-average floor price	$4.00	$4.00
Weighted-average ceiling price	$4.71	$5.06

Purchased put option contracts:
Average Monthly Volume (MMBtu)	6,233,333	5,350,000
Weighted-average strike price	$3.52	$3.48
Weighted-average deferred premium	$(0.34)	$(0.32)

TGT Z1 basis swaps:
Average Monthly Volume (MMBtu)	1,120,000	200,000
Spread - Henry Hub	$(0.10)	$(0.08)

Crude Oil Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	34,111	28,000
Weighted-average fixed price	$83.89	$84.70

Collar contracts:
Average Monthly Volume (Bbls)	26,667	—
Weighted-average floor price	$80.00	$—
Weighted-average ceiling price	$99.70	$—

NGL Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	356,545	—
Weighted-average fixed price	$39.71	$—

At March 31, 2016, the MRD Segment had the following open embedded derivative positions:

Remaining 2016
Oil Hybrid Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	25,872
Weighted-average fixed price	$46.53
Initial net investment price	62.02

Total contract swap price	$108.55

NGL Hybrid Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	89,736
Weighted-average fixed price	$15.85
Initial net investment price	25.90

Total contract swap price	$41.75

Memorial Resource Development Corp.

Statements of Operations - MRD Corp. Consolidated

Included below is our consolidated statement of operations disaggregated by reportable segment for the period indicated (in thousands):

	For the Three Months Ended March 31, 2016
	MRD	MEMP	Other, Adjustments & Eliminations	Consolidated
Revenues:
Oil & natural gas sales	$81,078	$60,623	$—	$141,701
Other revenues	—	243	—	243

Total revenues	81,078	60,866	—	141,944

Costs and expenses:
Lease operating	6,714	35,696	—	42,410
Gathering, processing, and transportation	21,941	9,209	—	31,150
Gathering, processing, and transportation - affiliate	14,187	—	—	14,187
Exploration	2,446	122	—	2,568
Taxes other than income	2,864	4,008	—	6,872
Depreciation, depletion, and amortization	59,799	44,429	—	104,228
Impairment of proved oil and natural gas properties	—	8,342	—	8,342
Incentive unit compensation expense (benefit)	(21,761)	—	—	(21,761)
General and administrative	11,133	13,524	—	24,657
Accretion of asset retirement obligations	140	2,707	—	2,847
(Gain) loss on commodity derivative instruments	(36,442)	(51,745)	—	(88,187)
(Gain) loss on sale of properties	50	(96)	—	(46)
Other, net	—	119	—	119

Total costs and expenses	61,071	66,315	—	127,386

Operating income (loss)	20,007	(5,449)	—	14,558
Other income (expense):
Interest expense, net	(11,357)	(32,552)	—	(43,909)
Earnings from equity investments	(40)	—	40	—
Other, net	4	—	—	4

Total other income (expense)	(11,393)	(32,552)	40	(43,905)

Income (loss) before income taxes	8,614	(38,001)	40	(29,347)
Income tax benefit (expense)	(2,937)	(96)	—	(3,033)

Net income (loss)	$5,677	$(38,097)	$40	$(32,380)

	For the Three Months Ended March 31, 2015
	MRD	MEMP	Other, Adjustments & Eliminations	Consolidated
Revenues:
Oil & natural gas sales	$87,023	$91,949	$—	$178,972
Other revenues	—	869	—	869

Total revenues	87,023	92,818	—	179,841

Costs and expenses:
Lease operating	5,222	40,478	—	45,700
Gathering, processing, and transportation	14,763	8,666	—	23,429
Exploration	726	90	—	816
Taxes other than income	2,775	6,655	—	9,430
Depreciation, depletion, and amortization	40,532	51,266	—	91,798
Impairment of proved oil and natural gas properties	—	251,347	—	251,347
Incentive unit compensation expense	10,224	—	—	10,224
General and administrative	12,976	14,511	—	27,487
Accretion of asset retirement obligations	123	1,634	—	1,757
(Gain) loss on commodity derivative instruments	(108,190)	(145,459)	—	(253,649)

Total costs and expenses	(20,849)	229,188	—	208,339

Operating income (loss)	107,872	(136,370)	—	(28,498)
Other income (expense):
Interest expense, net	(9,756)	(28,818)	—	(38,574)
Earnings from equity investments	(138)	—	138	—
Other, net	(49)	160	—	111

Total other income (expense)	(9,943)	(28,658)	138	(38,463)

Income (loss) before income taxes	97,929	(165,028)	138	(66,961)
Income tax benefit (expense)	(47,558)	2,370	—	(45,188)

Net income (loss)	$50,371	$(162,658)	$138	$(112,149)

Contact:

Memorial Resource Development Corp.

Hays Mabry – Manager, Investor Relations

(713) 588-8339

ir@memorialrd.com